EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



         We consent to the inclusion in the Registration Statement of Advanced Biophotonics, Inc. on Form SB-2 of our report dated March 10, 2005, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the financial statement of Advanced Biophotonics, Inc. as of December 31, 2004 and 2003, and for the years ended December 31, 2004 and 2003 and for the period from February 7, 1997 (inception) to December 31, 2004, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading of "Experts" in such Prospectus.


/s/ Marcum & Kleigman LLP
-------------------------
Marcum & Kleigman LLP
Melville, New York
December 20, 2005